Exhibit 10.1

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of November 1, 2003 by and between RADYNE COMSTREAM INC., a Delaware corporation (the "Company”) and Robert C. Fitting, an individual (“Executive”).

RECITALS

          WHEREAS, Executive is currently the Chief Executive Officer of the Company;

          WHEREAS, the Company desires to retain the services of Executive, and Executive desires to provide services to the Company, in accordance with the terms, conditions and provisions of this Agreement;

          NOW THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, covenants and mutual agreements contained herein, the Company and Executive agree as follows:

          1.   Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as Chief Executive Officer of the Company, and Executive agrees to diligently perform the duties associated with such positions. Executive will report directly to the Board of Directors. Executive will devote substantially all of his business time, attention and energies to the business of the Company and will comply with the charters, policies and guidelines established by the Company from time to time applicable to its directors and senior management executives.

          2.   Term. Executive will be employed under this Agreement until December 31, 2005, unless Executive’s employment is terminated earlier pursuant to Section 7. The Agreement will renew for additional periods by mutual agreement of the Company and the Executive.

          3.   Director Status. For so long as Executive is Chief Executive Officer, the Company shall use commercially reasonable efforts, subject to applicable law and regulations of the New

York Stock Exchange (“NYSE”), to cause Executive to be nominated for election as a director and to be recommended to the stockholders for election as a director. Upon any termination of employment as Chief Executive Officer, Executive will be deemed to have resigned from the Board of Directors, unless within 30 days thereof a majority of the independent directors of the Board (as defined by rules of the NYSE) vote to enable Executive to continue on the Board through the balance of his term.

          4.   Salary. The Company will pay Executive a base salary at the annual rate of $375,000 per year commencing November 1, 2003. Such salary will increase to $400,000 commencing January 1, 2005. The Executive’s base salary may be raised, but not lowered, without Executive’s consent.

          5.   Incentive Compensation.

          A.   Signing Bonus. The Company shall pay Executive a signing bonus of $75,000 on or before November 1, 2003.

          B.   Bonus. Executive will be entitled to incentive compensation based on the achievement of certain performance targets pursuant to the plan specified in Exhibit A hereto. The bonus will be due and payable in accordance with Exhibit A.

          C.   Options. The Company hereby grants the Executive options to acquire 150,000 shares, and will grant to Executive, if Executive is employed at the time, an additional 50,000 shares subject to option on November 1, 2004. The options will have an exercise price equal to the fair market value on the date of grant as defined in the plan under which they are granted, and will vest 25% upon grant and 25% on each anniversary of grant.

          6.   Executive Benefits. During the term of this Agreement, Executive will be entitled to reimbursement of reasonable and customary business expenses. The Company will provide to Executive such fringe benefits and other Executive benefits as are regularly provided by the Company to its senior management; provided, however, that nothing herein shall preclude the Company from amending or terminating any employee or general executive benefit plans or programs. In addition, the Company shall provide the Executive with the benefits set forth on Exhibit B, which benefits may not be terminated or reduced during the term hereof.

          7.   Termination.

          A.   Voluntary Resignation by Executive or Termination Without Cause.

          If Executive voluntarily terminates his employment with the Company for Good Reason, or the Company terminates Executive without Cause, then (i) the Company will be obligated to continue to pay Executive salary for two years following termination; (ii) any Bonus due Executive for the year of termination shall be paid subject to Executive’s compliance with this Agreement, including Sections 8 and 9 as provided therein; (iii) the Company shall reimburse Executive for COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law; and (iv) any options granted on or after the date hereof shall vest in full, and remain in effect as provided in the applicable plan or agreement.

          B.   Termination upon Death or Disability. If Executive’s employment is terminated as a result of Executive’s death or Disability, then the Company will be obligated to pay to Executive, his heirs or personal representative, (i) Executive’s then current salary through the Date of Termination, (ii) a pro rated amount of Executive’s bonus for the year, payable at the time set forth in Exhibit A, (iii) Executive’s COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law, (iv) Executive’s salary for a period of one year after the event, and, at the one year anniversary of the event, a lump sum equal to Executive’s final annual salary, in each case less any payments made under Company-paid insurance policies, and (v) the Executive’s options granted on or after the date herein shall accelerate and become vested without further action and, to the extent permitted under the plan’s governing documents, Executive or his heirs or personal representative shall have a period of one year from the Date of Termination to exercise such options.

          C.   Voluntary Termination (Without Good Reason) before December 31, 2005 or Termination for Cause by the Company.

          (1)   If the Executive resigns without Good Reason, or if the Company discharges Executive for Cause, then the Company will be obligated to pay Executive’s base salary through the date of termination. No bonus shall be payable. Options shall terminate as provided in the applicable plan or agreement.

          (2)   Upon voluntary termination without Good Reason by Executive, or a termination for Cause by the Company, the provisions of Section 8 (Restrictive Covenant) shall automatically become applicable for the one-year period set forth therein, without any further payment due Executive. Executive acknowledges and agrees that the compensation herein, including the signing bonus, is adequate consideration for such covenants.

          D.   Definitions. For purposes of this Agreement:

          (1)   “Cause” shall have the meaning ascribed to it in the Change of Control Agreement (the “Change of Control Agreement”) of Executive dated March 20, 2002,

          (2)   “Disability” shall mean a disability that results in Executive being medically unable to fulfill his duties under this Agreement for six consecutive months, and

          (3)   “Good Reason” shall include the following circumstances: (a) if the Company assigns you duties that are materially inconsistent with, or constitute a material reduction of powers or functions associated with, your position, duties, or responsibilities with the Company, or a material adverse change in your titles, authority, or reporting responsibilities, or in conditions of your employment, (b) if your base salary is reduced or the potential incentive compensation (or bonus) to which you may become entitled to at any level of performance by you or the Company is reduced, (c) if the Company fails to cause any successor to expressly assume and agree to be bound by the terms of this Agreement, (d) any termination by the Company of your employment for grounds other than for “Cause,” or (e) if you are required to relocate to an employment location that is more than fifty (50) miles from Phoenix, Arizona.

          8.   Restrictive Covenant. In consideration of Executive’s employment, Executive agrees to the restrictive covenants set forth in Section 3 of his Change in Control Agreement, which are incorporated herein.

          9.   Non-Disclosure of Confidential Information.

          A.   It is understood that in the course of Executive’s employment with Company, Executive will become acquainted with Company Confidential Information (as defined below). Executive recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company. Accordingly, Executive agrees that he will not, disclose to others, copy, make any use of, or remove from Company’s premises any Company Confidential Information, except as Executive’s duties may specifically require, without the express written consent of the Board of Directors of the Company, during Executive’s employment with the Company and thereafter until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means by persons unrelated to the Company.

          B.   Upon any termination of employment, Executive shall promptly deliver to the Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of Executive.

          C.   “Company Confidential Information” shall mean confidential, proprietary information or trade secrets of Company and its subsidiaries and affiliates including without limitation the following: (1) customer lists and customer information as compiled by Company; (2) Company’s internal practices and procedures; (3) internal Company financial information; (4) supply of materials information, including sources and costs, designs, information on land and lot inventories, and current and prospective projects; (5) strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities; (6) all other information which is treated by Company as confidential, include all information having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Notwithstanding the foregoing provisions, the following shall not be considered “Company Confidential Information”: (i) the general skills of the Executive as an experienced entrepreneur and senior management level employee; (ii) information generally known by senior management executives within the industry in which the Company operates; (iii) persons, entities, contacts or relationships of Executive that are also generally known in the industry; and (iv) information which becomes available on a non-confidential basis from a source other than Executive which source is not prohibited from disclosing such confidential information by legal, contractual or other obligation.

          D.   Executive hereby agrees that the periods of time provided for in Sections 8 and 9 and other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Executive. Executive further agrees that damages cannot compensate the Company in the event of a violation of Section 8 or 9 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns. Accordingly, Executive hereby covenants and agrees that, in the event any of the provisions of Section 8 or 9 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys’ fees.

          E.   For purposes of Sections 8 and 9, the term “Company” includes Radyne ComStream Inc. and its subsidiaries and affiliates. For purposes hereunder, an affiliate shall be deemed to be any corporation or other business entity in which the Company or its subsidiaries owns a controlling interest.

          10.   Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

          11.   Assignment by Company. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

          12.   Entire Agreement. This Agreement, the Change of Control Agreement of Executive, and any agreements concerning stock options or other benefits, embody the complete agreement of the parties hereto with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by the Company and Executive. Notwithstanding the foregoing, nothing in this Agreement is intended to affect any previous agreements pertaining to the grant of options to the Executive, including without limitation, provisions in Executive’s prior Change of Control Agreement, providing for acceleration upon a change-in-control.

          13.   Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.

          14.   Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to Parent or Company:	Radyne ComStream
3138 E. Elwood
Phoenix, AZ 85034 8501
Attention: Chief Financial Officer

with a copy to:	Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, Arizona 85004-0001
Phone: (602) 382-6252
Fax: (602) 382-6070
Attn: Steven D. Pidgeon, Esq.

if to Executive:	Robert C. Fitting
6035 E. Cholla Lane
Scottsdale, Arizona 85253
Phone: (480) 481-9394

          15.   Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Executive. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Phoenix metropolitan area. The arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party.

          16.   Withholding; Release; No Duplication of Benefits. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company’s obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a date of termination), shall be subject to receipt by the Company from Executive of a mutually agreeable release, and compliance by Executive with the covenants set forth in Sections 8 and 9 hereof. If there is any conflict between the provisions of the Change in Control Agreement and this Agreement, such conflict shall be resolved so as to provide the greater benefit to Executive. However, in order to avoid duplication of any monetary benefits, any payments or benefits due hereunder will be reduced by any payments or benefits provided under the Change in Control Agreement.

          17.   Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.

          18.   Legal Counsel. Executive recognizes that Snell & Wilmer LLP is counsel to the Company and has been advised to seek his own counsel to assist him with this Agreement.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

RADYNE COMSTREAM INC., a Delaware corporation

By:	\s\ Ming Seong Lim

Name:	Ming Seong Lim

Title:	Chairman of the Board of Directors

EXECUTIVE: ROBERT C. FITTING

\s\ Robert C. Fitting, CEO

EXHIBIT A

INCENTIVE COMPENSATION SCHEDULE

•	Annual Bonus—Incentive bonus tied to performance against key parameters, principally financial.

o	Financial performance based upon reported (for year end, audited) pretax earnings, excluding any extraordinary items, compared with annual budget approved by BoD prior to fiscal year commencement. Board will determine acceptable earnings for budget upon significant corporate changes, e.g., acquisitions, board will approve revised budget. Bonus to be paid within 30 days of earnings releases.

o	Performance Bonus determined based on earnings as follows:

•	Less than 80% of budget earns no bonus

•	Earnings of 80%-100% of budget earn a bonus of $5 K for each percentage point of earnings over 80% of budget. i.e., no bonus is earned for 80% of budgeted earnings and $100K is earned for 100% of budgeted earnings

•	Earnings over 100% of budget would earn an additional bonus of 20% of earnings over budget. i.e., if budgeted earnings were $2 M and audited earnings were $3 M, the bonus would be 20% of $1 M or $200 K plus the $100 K for achieving budget.

•	Performance Bonus plan would commence with 2004 and bonus for current year, 2003, will be determined by the BoD based on pretax earnings, excluding extraordinary items as compared to the latest forecast, with a target bonus of $60 K for achieving forecast.

EXHIBIT B

SPECIFIED BENEFITS

          1.  Retirement payments of one week of salary and health benefits (COBRA) for each month worked, upon commencement of this agreement with the Company, payable at the normal time for salary installments. Such payments are payable upon termination for any reason.

          1.  Six weeks paid vacation per year (which may not be carried over or paid if not used).